Exhibit 10(b)
PARKER DRILLING COMPANY
INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2008)
SECTION 1 — PURPOSE
          The Compensation Committee of the Board of Directors of Parker Drilling Company (“Company”) has approved this Incentive Compensation Plan (the “Plan”) to motivate and to reward executive officers and key personnel who contribute materially to the economic profit of the Company and its Affiliates and thereby to aid the Company in attracting, retaining and motivating personnel. The Company recognizes the important contribution of its employees to its success, and adopts this Plan to reward such contributions and sustain the incentive for making such contributions in the future. The Company reserves the right to amend, modify or revoke the Plan at its discretion, without prior notice to Participants; provided, however, any amendments, modifications or revocations shall not be retroactive as to a Bonus that was awarded in a prior Plan Year. This is a discretionary plan and no contractual right or property interest to any benefit described herein is intended to be created by this document or any related action of the Company, and none should be inferred from the descriptions of the Plan or any Plan Year.
          The Plan is a sub-plan of the Parker Drilling Company 2005 Long-Term Incentive Plan (the “LTIP”), and, in particular, Section 5 of the LTIP (“Cash Awards”) and Section 6 of the LTIP (“Performance-Based Awards and Performance Standards”). The LTIP is incorporated by reference into the Plan including, without limitation, the Performance Criteria in Section 6 of the LTIP. A Bonus payable under the Plan is intended to qualify as a Performance-Based Award (as defined in the LTIP) unless otherwise expressly noted, and shall be construed in accordance with the terms of the LTIP and Code Section 162(m) to comply as performance-based compensation for purposes of Code Section 162(m).
SECTION 2 — DEFINITIONS
          As used herein:
2.1	“Affiliate” shall mean any person or entity that is a member of a controlled group of corporations or other entities with the Company, as described in Code Section 414.

2.2	“Base Salary” shall mean the aggregate amount of base wages and/or salary (but excluding any bonus, disability pay, severance pay and other non-base compensation) that is earned by a Participant during the applicable Plan Year in which the Participant was eligible to participate in the Plan, as determined in accordance with Section 3.

2.3	“Beneficiary” shall mean the beneficiary or beneficiaries designated by the Participant, on a form provided by the Company, to receive any Bonus amount distributable under the terms and conditions of the Plan after the Participant’s death.

2.4	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.
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2.5	“Bonus” shall mean the amount of incentive compensation earned by a Participant under the Plan for a Plan Year, as determined in accordance with Section 4.

2.6	“Cause” shall mean (a) the Participant’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contedere to such crime by the Participant; (b) the commission by the Participant of a material and demonstrable act of fraud or misrepresentation of or upon the Company or any Affiliate; (c) the Participant’s gross negligence or willful misconduct in the performance or nonperformance of Participant’s duties and responsibilities as an employee of the Company or any of its Affiliates; (d) the knowing engagement by the Participant, without the written approval of the Board or Committee, in any material activity that violates (i) a confidentiality, non-solicitation, non-competition or other similar restrictive covenant entered into between the Company (or one of its Affiliates) and such Participant, or (ii) any Company policy or procedure that could result in a material adverse financial or operational effect or expose the Company or its Affiliate to civil or criminal liability, including without limitation, policies and procedures regarding compliance with anti-bribery laws and other laws and regulations; but only under clauses (a), (b), (c) or (d) (above), after (1) Participant has received written notice from the Company of such breach or nonperformance (which notice must specifically identify the manner and set forth specific facts, circumstances and examples of which the Company believes Participant has breached the restrictive covenants or not substantially performed Participant’s duties) and (2) Participant’s continued failure to cure such breach or nonperformance within the time period set by the Board or Committee, but in no event less than 10 calendar days after Participant’s receipt of such notice.

2.7	“Change in Control” of the Company means the occurrence of any one or more of the following events:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any subsidiary, (ii) any acquisition by the Company or any subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in (c) (below) are satisfied;
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     (b) Individuals who, as of January 1, 2008, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the January 1, 2008 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
     (c) Approval by the shareholders of the Company of a Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;
     (d) The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company;
     (e) The adoption of any plan or proposal for the liquidation or dissolution of the Company; or
     (f) Any other event that a majority of the Board, in its sole discretion, determines to constitute a Change in Control hereunder.
2.8	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.9	“Committee” shall mean the Compensation Committee of the Board.
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2.10	“Company” shall mean Parker Drilling Company or its successor in interest.

2.11	“Disability” shall mean that the Participant is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers the Participant. If, for any reason, the Participant is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Code Section 22(e)(3) and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and the Participant. In the event that the parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification.

2.12	“Employee” shall mean an individual who is designated on the payroll records of the Company or its Affiliate as an employee.

2.13	“Participant” shall mean any officer or employee of the Company or its Affiliate who is designated by the Committee as eligible to participate in the Plan for a Plan Year.

2.14	“Plan” shall mean this Parker Drilling Company Incentive Compensation Plan, as it may be amended from time to time.

2.15	“Plan Year” shall mean the 12-month calendar year.

2.16	“EBITDA” shall mean Earnings Before Interest, Taxes, Depreciation and Amortization.
SECTION 3 — ELIGIBILITY
3.1	Individuals eligible to receive a Bonus pursuant to this Plan shall be such Employees as the Committee shall at any time designate, in its discretion, in consultation with senior management of the Company. The Committee, in consultation with senior management, shall also designate the classification level at which each eligible Employee shall participate. Eligibility for participation in the Plan, and the classification level that an Employee participates, shall be guided by the principle that the Participants shall be Employees whose areas of responsibility provide them with a substantial opportunity to significantly affect the economic profit of the Company or provide them with an opportunity to significantly influence the long-term growth of the financial performance of the Company.

3.2	Each Participant whose employment is terminated due to death or Disability during a Plan Year shall be eligible for a Bonus based upon the Base Salary earned by such Participant during the Plan Year prior to termination. Except as provided in the preceding sentence, unless specifically provided otherwise by his/her employment agreement with the Company, a Participant shall not be eligible to receive part or all of a Bonus unless the Participant is employed by the Company or its Affiliate on the date the Bonus payment is actually made. No Bonus shall vest in any Participant unless and until paid to him by the Company. If a Participant: (a) violated a confidentiality, non-solicitation, non-competition or similar restrictive covenant between the Company (or one of its Affiliates) and such Participant, including violation of a Company policy
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relating to such matters, or (b) engaged in willful fraud that causes harm to the Company (or one of its Affiliates) or that is intended to manipulate the performance results of this Plan, including without limitation, any material breach of fiduciary duty, embezzlement or similar conduct that results in a restatement of the Company’s financial statements (each of (a) or (b) shall be defined as “Detrimental Conduct”), with such Detrimental Conduct occurring either during employment with the Company (or its Affiliate) or within two (2) years after such employment terminates for any reason, then, in such event, the following rules shall apply under this Plan with respect to such Detrimental Conduct:
     (a) In the event that the Committee determines, in its sole and absolute discretion, that a Participant engaged in Detrimental Conduct prior to the earlier of (i) the second anniversary of the conclusion of the performance period applicable to any Bonus under this Plan or (ii) two years following employment termination, the Committee may, in its sole and absolute discretion, (A) if no payments hereunder have previously been made to such Participant, terminate such Participant’s participation in the Plan, or (B) if payments hereunder have been made to such Participant, direct the Company to send a notice of recapture (a “Recapture Notice”) to such Participant. Within ten (10) days after receiving a Recapture Notice from the Company, the Participant shall deliver to the Company a cash payment in an amount equal to the gross cash payment previously made to such Participant hereunder unless the Recapture Notice demands repayment of a lesser sum.
     (b) The Committee has the sole and absolute discretion not to take action upon discovery of Detrimental Conduct, and its determination not to take action in any particular instance shall not in any way limit the authority to terminate the employment of the Participant, terminate the participation of Participant under the Plan, and/or send a Recapture Notice, in any other instance or at any other time.
     (c) Upon receipt of a payment hereunder, the Participant shall, if requested by the Company, certify on a form acceptable to the Company that the Participant has not, and has not previously been, engaged in Detrimental Conduct.
     (d) Any action taken by the Committee or Company is without prejudice to any other action the Committee, Company, or any Affiliates may choose to take upon determination that a Participant has engaged in Detrimental Conduct.
3.3	The Committee may, in its sole and absolute discretion, terminate a Participant’s participation in the Plan for Cause, at any time prior to the second anniversary of the conclusion of the performance period applicable to any Bonus under the Plan. Additionally, if payments hereunder have been made to such Participant, the Committee may, in its sole and absolute discretion, direct the Company to send a Recapture Notice to such Participant. Within ten (10) days after receiving a Recapture Notice from the Company, the Participant shall deliver to the Company a cash payment in an amount
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equal to the gross cash payment previously made to such Participant hereunder unless the Recapture Notice demands repayment of a lesser sum. Notwithstanding the foregoing, this Section 3.4 shall not apply after a Change in Control.
3.4	If any provision of Section 3 or Section 4 is determined in a final action to be unenforceable or invalid under applicable law, such provision shall be enforced and applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations imposed under applicable law.
SECTION 4 — DETERMINATION OF AMOUNT OF BONUS
4.1	The individual participation level shall be outlined in the notification to each Participant regarding such Participant’s participation in the Plan. The participation level is based upon a target Bonus, with the actual Bonus ranging from 0% (minimum) to 200% of target (maximum). For instance, if the participation level is defined as 10%, the Bonus range is from 0% to 20%. In the event a Participant changes levels during the Plan Year, the potential Bonus may, at the discretion of the Committee in consultation with senior management of the Company, be adjusted to reflect the number of months spent in each level.

4.2	The Chief Executive Officer of the Company shall submit to the Committee recommended criteria and target performance levels for each Participant level for each Plan Year. The Committee will consider such recommendation and, after consultation with senior management, may modify the criteria and/or the target performance levels of the Company at which the Bonus awards may be earned for such Plan Year. The Committee shall approve the target levels for each Plan Year within the first ninety (90) days of the Plan Year. Upon approval by the Committee, such target performance levels shall be announced to the Participants.
SECTION 5 — PAYMENT OF BONUS
5.1	Within sixty (60) days following the end of each Plan Year, the Chief Financial Officer of the Company shall submit to the Committee a report on the Company’s results in achieving the target performance levels and the Bonus awards recommended by senior management for such Plan Year based upon the target performance levels previously approved by the Committee.

5.2	The Company shall pay the Bonus to each Participant as soon as practicable after its calculation and approval by the Committee which is intended to be by March 15th of the Plan Year following the Plan Year in which it was earned, but in no event later than the end of the Plan Year containing such March 15th date. The Bonus payment shall be paid in a cash lump sum by payroll check (with all applicable withholdings), except for payments to or on behalf of Participants based on death or Disability.

5.3	If a Participant’s employment with the Company and its Affiliates terminates prior to the end of a Plan Year, his eligibility to receive the Bonus shall be determined in accordance with Section 3.2.
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5.4	If a Participant is not living at the time his Bonus is payable to him in accordance with the terms and conditions of the Plan, any Bonus which would have been payable shall be paid to his Beneficiary as designated as described below in this Section 5.4.

The Participant shall file with the Company a designation of one or more Beneficiaries to whom benefits otherwise payable to the Participant shall be made in the event of his death prior to the complete distribution of his Bonus. A Beneficiary designation shall be on the form prescribed by the Company and shall be effective when received and accepted by the Company. The Participant may, from time to time, revoke or change his Beneficiary designation by filing a new designation form with the Company. The last valid designation that was received and accepted by the Company prior to the Participant’s death shall be controlling; provided, however, that no Beneficiary designation, or change or revocation thereof, shall be effective unless received prior to the Participant’s death, and shall not be effective as of a date prior to its receipt and acceptance by the Company.

Notwithstanding any contrary provision of this Section 5.4, no Beneficiary designation made by Participant while he is married, other than one under which the surviving lawful spouse of the Participant is designated as the sole 100% primary Beneficiary, shall be valid and effective without the prior written consent of such spouse to the designation of another primary Beneficiary on a form provided by the Company for such purpose. However, in the event of Participant’s divorce, any designation of his former spouse as his primary Beneficiary shall be automatically revoked hereunder, without the necessity of any further action, unless the Participant should affirmatively re-designate his former spouse as his primary Beneficiary hereunder.

If no valid and effective Beneficiary designation exists at the time of the Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with applicable law, the distribution of the Participant’s Bonus shall be made to the Participant’s surviving lawful spouse, if any. If there is no surviving spouse, then payment of the Bonus shall be made to the Participant’s estate.
SECTION 6 — ADMINISTRATIVE PROVISIONS
6.1	The Committee shall direct the administration of the Plan in all respects.

6.2	The Committee shall have full power to amend, modify, rescind, construe, construct and interpret the Plan, including, without limitation, resolving any inconsistency, supplying any omission and correcting any defect. Any action taken or decision made by the Committee arising out of, or in connection with, the construction, administration, interpretation or effect of the Plan or of any rules and regulations adopted thereunder shall be conclusive and binding upon all Participants and all persons claiming under or through a Participant.

6.3	The Committee may rely upon any information supplied to it by any officer of the Company or an Affiliate, or by the Company’s independent registered public accountants or legal counsel, and may rely on the advice of such accountants or legal counsel in
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connection with the administration of the Plan, and shall be fully protected in relying upon such information or advice.
6.4	No Employee or officer of the Company or an Affiliate, or any member of the Board or Committee, shall have any liability for any decision or action under the Plan if made or done in good faith. The Company shall fully indemnify and defend each director, Employee, and officer of the Company or Affiliate acting in good faith pursuant to the terms of the Plan, from and against any and all losses, damages or expenses arising therefrom. These indemnification rights shall be in addition to any other indemnification protection provided by the Company or an Affiliate.

6.5	Nothing in this Plan shall be construed or interpreted as giving any Employee the right to be retained by the Company or any Affiliate, or impair the right of the Company or its Affiliate to control or discipline Employees or to terminate the services of any Employee at any time. The Plan shall not create any rights of future participation herein.

6.6	The laws of the State of Texas, without regard to its conflicts of law provisions, shall govern the validity and construction of this Plan in all respects. If any term or condition herein conflicts with applicable law, the validity of the remaining provisions shall not be affected thereby.

6.7	This Plan shall (a) be effective as of January 1, 2008; (b) replace and supersede any and all prior versions hereof or other incentive bonus plans of the Company for Employees of the Company or an Affiliate; and (c) continue in effect until terminated by the Board or Committee.

6.8	No person eligible to receive any payment hereunder shall have any rights to pledge, assign or otherwise dispose of all or any portion of such payment, either directly or by operation of law, including but not by way of limitation, execution, levy, garnishment, attachment, pledge or bankruptcy.

6.9	The Company or Affiliate shall have the right to withhold and deduct from the payment of a Bonus hereunder any federal, state or local taxes required by law to be withheld with respect to such distribution, and any other required withholdings, as determined by the Company or Affiliate.

Neither the establishment of the Plan or the granting of any Bonus hereunder shall be deemed to create a trust or other designated fund of whatever nature. The Plan shall constitute an unfunded and unsecured liability of the Company to make payments in accordance with the provisions of the Plan, and no individual shall have any security or other interest in any assets of the Company in connection with the Plan. The Plan is a bonus arrangement and not a nonqualified deferred compensation plan subject to Code Section 409A, or any plan subject to ERISA, and shall be construed and administered accordingly.

6.10	This Plan is intended to comply with Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. It is intended that effective January 1, 2009, the Plan will comply with the
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provisions of Section 409A and the final regulations and other authoritative guidance thereunder. It is also intended that during the period beginning January 1, 2005 and ending December 31, 2008, the Plan will be operated in reasonable good faith compliance with the provisions of Section 409A and the interim authoritative guidance thereunder. If any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A, the Company shall reform such provision to comply with Section 409A to the extent permitted under Section 409A. In the event any payment hereunder is made to a “specified employee” (as defined under Section 409A) upon “separation from service” (as defined under Section 409A), the payment will not be made earlier than six months from the date of separation from service, but only to the extent required for compliance with Section 409A.
          IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be approved and executed by its duly authorized President, effective as of January 1, 2008.

PARKER DRILLING COMPANY
By:	/s/ David C. Mannon
	Name:	David C. Mannon
	Title:	President
	Date:	December 17, 2008
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